Exhibit 99.1

Strongbridge Biopharma plc Announces Positive and Statistically Significant Top-Line Results from the Pivotal Phase 3 LOGICS Study of RECORLEV® (levoketoconazole) for the Treatment of Endogenous Cushing’s Syndrome

~ LOGICS Study Met Primary Endpoint with High Statistical Significance; Results at the End of the Randomized-Withdrawal Phase of the Study Demonstrated that Withdrawing Patients to Placebo Resulted in a Loss of Cortisol Response in 54.5 Percent (p=0.0002) More Patients than the RECORLEV® (levoketoconazole) Arm ~

~ RECORLEV® (levoketoconazole) was Generally Well Tolerated with a Safety and Tolerability Profile Comparable to the Profile Observed in the Phase 3 SONICS Study ~

~ Company Anticipates Submitting a New Drug Application (NDA) for RECORLEV® (levoketoconazole) to the FDA in the First Quarter of 2021; If Approved, Expects to Launch RECORLEV in the First Quarter of 2022 ~

~ Company to Host Conference Call Today at 8:30 a.m. ET ~

Dublin, Ireland and Trevose, Pa., September 8, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced positive and statistically significant top-line results from its multinational, Phase 3, double-blind, placebo-controlled, randomized-withdrawal LOGICS study evaluating RECORLEV® (levoketoconazole) for the treatment of endogenous Cushing’s syndrome.

“We are delighted to announce the positive and statistically significant top-line results of the LOGICS study, which add to the growing body of evidence supporting the potential of RECORLEV® (levoketoconazole) as an effective and well tolerated cortisol synthesis inhibitor to treat Cushing’s syndrome. We believe that these results, coupled with the previously reported positive results from our Phase 3 SONICS study, will support a New Drug Application in the U.S., which we plan to submit to the Food & Drug Administration in the first quarter of 2021,” said Fredric Cohen, M.D., chief medical officer of Strongbridge Biopharma. “On behalf of Strongbridge, we would like to thank the many patients, investigators, collaborators, and employees who have contributed to our RECORLEV Phase 3 clinical program, particularly to our more recent study participants who remained committed to completing the LOGICS study despite the ongoing COVID-19 pandemic.”

The Phase 3 LOGICS study accepted Cushing’s syndrome patients with baseline mean urinary free cortisol (mUFC) at least 1.5 times the upper limit of normal (ULN). Patients who had previously completed the Phase 3 SONICS study were also permitted to be considered for entry into the LOGICS study. Prior to the randomized-withdrawal phase, seventy-nine (79) study participants entered a single-arm, open-label titration and maintenance phase of approximately 14 to 19 weeks. Forty-four (44) patients (including five who were randomized directly from SONICS) were entered into the 8-week randomized-withdrawal portion of the trial, with twenty-two (22) patients randomized to the RECORLEV arm and twenty-two (22) patients to the placebo arm. Forty-three (43) patients completed the randomized-withdrawal phase.

At the end of the randomized-withdrawal phase of the LOGICS study, 54.5 percent more patients who were withdrawn to placebo had a loss of mUFC response as compared with those who remained on RECORLEV (95.5 percent vs 40.9 percent respectively; p=0.0002). All 21 patients who lost response after being randomized to placebo received early rescue treatment within the 8-week randomized-withdrawal phase with a median time to early rescue of 22 days.

The secondary endpoint of normalization of mUFC at the end of the randomized-withdrawal phase was also highly statistically significant with 45.5 percent more patients treated with RECORLEV maintaining mUFC normalization in the active arm than the placebo arm (50.0 percent vs 4.5 percent respectively; p=0.0015).

“The reporting of top-line data from our Phase 3 LOGICS study marks a critical milestone for the Company and represents the culmination of years of hard work and dedication by the Strongbridge team,” said John H. Johnson, chief executive officer of Strongbridge Biopharma. “As a rare disease organization, we are focused on developing treatments for underserved patient populations and today’s announcement is a major step forward in our mission to help address the needs of the estimated 8,000 Cushing’s syndrome patients in the U.S. who are treated with prescription therapy, many of whom are not well-controlled with current therapies. We look forward to leveraging our rare disease expertise and infrastructure to bring this important new therapy to the Cushing’s community.”

With respect to additional key secondary endpoints, the mean change from the randomized- withdrawal baseline to the end of the randomized-withdrawal phase for both total and LDL-cholesterol were significantly different between the treatment groups (adjusted p=0.0004 and p=0.0056, respectively), indicating rapid reversibility of the RECORLEV treatment benefits on cholesterol following the switch to placebo despite only a maximum of approximately 8 weeks to see results. Other secondary biomarker endpoints, such as those relating to glycemia, did not separate to a statistically significant extent during the maximum 8-week period of withdrawal to placebo.

“The Phase 3 LOGICS results complement the long-term efficacy and safety data supplied by the Phase 3 SONICS study, which was published in The Lancet Diabetes & Endocrinology, by confirming that the effects of RECORLEV® (levoketoconazole) were responsible for the therapeutic response when treatment was continued compared to withdrawing patients to placebo,” said Maria Fleseriu, M.D., FACE, professor of Medicine and Neurological Surgery and director of the Oregon Health Sciences University Pituitary Center and principal investigator of the study. “The LOGICS findings – which build upon the long-term benefit shown during open-label treatment in SONICS – provide robust evidence to support the use of RECORLEV as an important treatment option for this life-threatening rare endocrine disease.”

In general, RECORLEV was well tolerated, with nineteen (19) percent of the 79 patients initially dosed discontinuing during titration-maintenance due to adverse events (AEs).  None of the 44 randomized patients discontinued because of AEs. The most common AEs reported in both phases (titration-maintenance and randomized-withdrawal) among 80 patients who received RECORLEV continuously were nausea (29 percent), hypokalemia (28 percent), headache (21 percent), hypertension (19 percent) and diarrhea (15 percent). During the randomized-withdrawal phase, the AEs most commonly reported in at least 5 percent of patients, and with a higher frequency in the RECORLEV group as compared with the placebo group were hypertension (n=3 vs 1), nausea (n=2 vs 1), and fatigue (n=2 vs 1).

Throughout both study phases among 79 RECORLEV-treated patients with both baseline and post-baseline liver monitoring data, 3.8 percent of RECORLEV-treated participants (3 patients) had at least 1 serum alanine aminotransferase (ALT) measurement greater than 5x ULN, and 11 percent (9 patients) had at least 1 measurement that was greater than 3x ULN. These frequencies are comparable to those observed during the SONICS trial. There were no cases of bilirubin greater than 1.5x ULN, no Hy’s Law, and all liver abnormalities greater than 3x ULN resolved without clinical sequelae (with medication cessation in some cases).

Adverse events of special interest in LOGICS, aside from those that were liver-related, were those relating to adrenal insufficiency reported for 10 percent (8 patients) and those related to QT interval prolongation. Of 80 RECORLEV-treated participants across both phases, 2.5 percent, or 2 patients, experienced QT prolongation of more than 500 milliseconds, the threshold of clinical importance.  These reported special interest adverse events were all resolved, usually after dose reduction or in some cases permanent study drug discontinuation, and there were no clinical sequelae following resolution. Similar observations were made in SONICS.

“Cushing’s syndrome is a cruel disease and destructive to your entire body and mind. While grateful for recent treatment advances, our options remain limited. Patients need and deserve new, safe and effective, long-term therapeutic options to manage the wide-ranging signs and symptoms of Cushing's syndrome,” said Marie Conley, founder of the Conley Cushing’s Disease Fund.

Top-line results from the LOGICS trial described above represent a subset of analyzed data from a planned interim analysis. Final study results, inferences, and conclusions are subject to a detailed assessment of the full LOGICS study interim and final locked datasets.

Conference Call Details

Strongbridge will host a conference call on Tuesday, September 8 at 8:30 a.m. ET. To access the live call, dial (844) 285-7153 (domestic) or (478) 219-0180 (international) with conference ID 9054039. Dial-in participants are encouraged to dial-in 15 minutes in advance of the call to help minimize technical delays associated with potentially higher than normal call volumes. The conference call will also be audio webcast from the Company’s website at www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) with conference ID 9054039.

About Cushing’s Syndrome

Endogenous Cushing’s syndrome, is a rare, serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure - often the result of a benign tumor of the pituitary gland. This benign tumor tells the body to overproduce high levels of cortisol for a sustained period of time, and this often results in undesirable physical changes. The disease is most common among adults between the ages of 30 to 50, and it affects women three times more often than men. Women with Cushing's syndrome may experience a variety of health issues including menstrual problems, difficulty becoming pregnant, excess male hormones (androgens), primarily testosterone which can cause hirsutism (growth of coarse body hair in a male pattern), oily skin, and acne. Additionally, the internal manifestations of the disease are potentially life threatening. These include metabolic changes such as high blood sugar, or diabetes, high blood pressure, high cholesterol, fragility of various tissues including blood vessels, skin, muscle and bone, and psychologic disturbances such as depression, anxiety and insomnia. Untreated, the five-year survival rate is only approximately 50 percent.

About the LOGICS Study

The Phase 3, multinational, double-blind, placebo-controlled, randomized-withdrawal study, LOGICS, randomized Cushing’s syndrome patients with baseline mean urinary free cortisol (mUFC) at least 1.5 times the upper limit of normal (ULN) following completion of a single-arm, open-label treatment phase of approximately 14 to 19 weeks, with RECORLEV individually titrated according to mUFC response.

A total of 79 patients were dosed during the open-label titration-maintenance phase, 7 of whom had previously received RECORLEV during the SONICS study, and 72 who had not previously received RECORLEV. At study baseline, the median mUFC was 3.5 times the ULN, indicative of significant hypercortisolemia.

A total of 44 patients (39 who had completed the titration-maintenance phase and five who directly enrolled from the SONICS study), were randomized to either continue RECORLEV (n=22) or to have treatment withdrawn by receiving a matching placebo regimen (n=22) for up to 8 weeks, followed by restoration to the prior regimen using blinded drug. Of the 44 patients randomized, 11 patients (25 percent) had previously received RECORLEV during the SONICS study.  Patients who required rescue treatment with open-label RECORLEV during the randomized-withdrawal phase were considered to have lost mUFC response at the visit corresponding to their first dose of rescue medication. Patients who did not qualify for randomization were removed from open-label treatment prior to randomization and excused from the study.

The top-line results reported today represent a portion of collected data through the final visit in the randomized withdrawal phase.

About RECORLEV

RECORLEV® (levoketoconazole) is an investigational cortisol synthesis inhibitor in development for the treatment of patients with endogenous Cushing’s syndrome, a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. RECORLEV is the pure 2S,4R enantiomer of ketoconazole, a steroidogenesis inhibitor. RECORLEV has demonstrated in two successful Phase 3 studies to significantly suppress serum cortisol and has the potential to be a next-generation cortisol inhibitor.

The Phase 3 program for RECORLEV includes SONICS and LOGICS: two multinational studies designed to evaluate the safety and efficacy of RECORLEV when used to treat endogenous Cushing’s syndrome. The SONICS study met its primary and secondary endpoints, demonstrating a statistically significant normalization rate of urinary free cortisol at six months. The LOGICS study, which met its primary endpoint,  is a double-blind, placebo-controlled randomized-withdrawal study of RECORLEV that is designed to supplement the long-term efficacy and safety information supplied by SONICS. The ongoing long-term open label OPTICS study will gather further useful information related to the long-term use of RECORLEV.

RECORLEV has received orphan drug designation from the FDA and the European Medicines Agency for the treatment of endogenous Cushing's syndrome.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to the top-line data from the LOGICS study, the potential advantages of RECORLEV, status of clinical trials, the anticipated timing for submission of an NDA for RECORLEV to the FDA, and for the potential launch of RECORLEV (if approved), Strongbridge’s strategy, plans, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent Quarterly Reports on Form 10-Q, as well as its other filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

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